Exhibit 99.1
Investor Contact:
Stephen J. Mock

Media contact:
Peter Wolf
Par Pharmaceutical Companies, Inc.
(201) 802-4000
MELVIN SHAROKY ELECTED TO BOARD OF DIRECTORS
OF PAR PHARMACEUTICAL COMPANIES, INC.
Woodcliff Lake, N.J., March 8, 2007 — Par Pharmaceutical Companies, Inc. (NYSE:PRX) today announced that Melvin Sharoky, M.D., has been elected to the company’s board of directors. Dr. Sharoky, a physician for more than 30 years and a healthcare executive for more than 20, until recently served as president and chief executive officer of Somerset Pharmaceuticals, Inc., a Tampa, Fla.-based research and development company.
“We are fortunate to have Dr. Sharoky as a member of our board of directors,” said John Abernathy, non-executive chairman of the board of directors. “His devotion to medicine and the field of healthcare, as well as his vast experience and expertise, will serve Par well.”
Dr. Sharoky has designed and conducted clinical trials, developed generic and proprietary pharmaceutical products, interacted with numerous government agencies, been instrumental in the structuring of business agreements and served in senior leadership roles at two publicly-held companies, Watson Pharmaceuticals, Inc., where he was president, and Circa Pharmaceuticals, Inc., where he was president and CEO.
Board certified in internal medicine and as an emergency medicine specialist, Dr. Sharoky began his career in private practice in Baltimore. He later co-developed a program to enhance emergency room services at Prince George’s General Hospital, a regional trauma center in Maryland. In 1986, he turned his attention to management in the healthcare industry when he joined Pharmakinetics Laboratories, Inc. He rose to executive vice president, R&D, at Bolar Pharmaceuticals, Inc, and served as president and CEO of its successor company, Circa Pharmaceuticals, before helping Circa merge with Watson Pharmaceuticals.
Dr. Sharoky was awarded a medical degree from the University of Maryland Medical School and holds a bachelor’s degree in biology from the University of Maryland, Baltimore County. He also serves on the boards of Insmed, Inc., and Learnwright, LLC, a private e-learning company.

About Par
Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets. For press release and other company information, visit www.parpharm.com.
###